Exhibit 10.9

THIS EQUITY TRANSFER CONTRACT (this “Contract”) is made on the 16th day of September, 2013

BETWEEN:

(1)	SHENZHEN TENCENT COMPUTER SYSTEM COMPANY LIMITED (深圳市腾讯计算机系统有限公司), a company organized and existing under the laws of the People’s Republic of China (the “PRC”), with its registered address at Floors 5 - 10, Fiyta Building, Gao Xin Nan Yi Street, High-tech Park, Nanshan District, Shenzhen, the PRC (the “Seller”); and

(2)	BEIJING SOGOU INFORMATION SERVICES CO., LTD. (北京搜狗信息服务有限公司), a company organized and existing under the laws of the PRC, with its registered address at Room 02, 9th Floor, Sohu.com Media Plaza, Building No. 9, No. 1 Zhongguancun Road East, Haidian District, Beijing (the “Purchaser”).

The Seller and the Purchaser are referred to collectively as the “Parties” and each individually as a “Party”.

RECITALS:

(A)	Shenzhen Shi Ji Guang Su Information Technology Co., Ltd. (the “Company”) is a company incorporated under the laws of the PRC, with its registered address at 16/F, Tencent Building, Kejizhongyi Avenue, Yue Hai Community, Nanshan District, Shenzhen, the PRC.

(B)	The Seller is the sole investor and shareholder of the Company.

(C)	The Seller wishes to transfer and the Purchaser wishes to acquire all of Seller’s equity interest in the registered capital of the Company (the “Equity Interest”) on and subject to the terms and conditions set forth below:

NOW THEREFORE, the Parties agree as follows:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Contract, unless the context otherwise requires, the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means a Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the Subject Person.

“Business Collaboration Agreements” mean collectively (a) the Business Resource Sharing Agreement, (b) the Mobile Browser Cooperation Agreement and (c) the Video Cooperation Agreement, each made between an Affiliate of Seller, an Affiliate of the Company and other parties named therein entered into on the date hereof, as amended from time to time.

“Confidential Information” means, (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or other affairs of the Company, any Party or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Contract); (b) the terms of this Contract or any of the other ancillary documents in connection with the Transaction contemplated hereunder, or the identities of the Company, the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or its Representatives (as defined below) that contains or otherwise reflects, or is generated or derived from, information set forth in (a). “Confidential Information” does not include information: (i) that is or becomes generally available to the public other than as a result of breach of this Contract, (ii) that was in the possession of the receiving Party prior to the disclosure, if to the knowledge of the receiving Party, the source of the information does not owe a confidentiality obligation to the concerned Party, or (iii) that is independently developed by a Party or its Representatives without reference to or reliance on any Confidential Information.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person, or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Transaction” means the transactions contemplated under this Contract and all related transactions and matters provided for or contemplated in this Contract.

SECTION 2

EQUITY INTEREST TRANSFER

Upon the terms and subject to the conditions set forth in this Contract, the Seller hereby agrees to transfer the Equity Interest to the Purchaser (the “Equity Interest Transfer”) for consideration of RMB20 million (the “Purchase Price”). The Purchaser shall pay the Purchase Price to the Seller in accordance with Section 3.3.

SECTION 3

COMPLETION AND POST-COMPLETION REGISTRATION

3.1	The completion of the Equity Interest Transfer (the “Completion”) shall be deemed to occur on the date of this Contract (the “Completion Date”).

3.2	On the date hereof and at the Completion:

(a)	the Seller shall deliver to the Purchaser:

(i)	a copy of the shareholders’ resolutions of the Seller deciding or approving (1) the Seller entering into this Contract, (2) the Equity Interest Transfer, (3) the amendment of the Articles of Association of the Company substantially in the form set forth in Exhibit A (the “Amended Articles”) and (4) the appointment of new directors of the board and supervisor of the Company;

(ii)	a copy of the resolution of the board of directors of the Seller and the Company deciding or approving (1) the Equity Interest Transfer, (2) the Amended Articles and (3) the appointment of new directors and supervisor of the Company, as well as change of the legal representative of the Company; and

(iii)	a copy of a duly signed application form for change of registration with the local company registration authority (“AIC”).

(b)	the Purchaser shall:

deliver to the Seller a copy of all its shareholder and board resolutions required to effect the Purchaser’s obligations under this Contract.

3.3	As soon as practicable after the Completion Date, the Parties shall cause the Company to (a) change its registration with AIC to reflect the Equity Interest Transfer and the Amended Articles, (b) obtain an updated business license and AIC registration record of the Company evidencing Purchaser as the new owner of the Equity Interest, and (c) register new directors and officers with AIC, with each in form and substance reasonably satisfactory to Purchaser. The Parties shall submit all necessary application documents to the AIC within five (5) Business Days after the Completion Date.

3.4	Upon acceptance by AIC of the application for registration of Equity Interest Transfer, the Purchaser shall pay the Purchase Price as soon as possible in immediately available cleared funds and in RMB to a bank account designated in writing by the Seller.

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1	Mutual Warranties. Each Party hereby represents and warrants to the other Party as of the Completion Date as follows:

(a)	It is a company duly incorporated, validly existing and in good standing under the laws of the PRC. It has the full power, authority and legal right to own, lease and operate its properties, and to carry on its business as now being conducted.

(b)	It has the full power, capacity and authority to enter into, execute and deliver this Contract and its execution and delivery of this Contract and its performance of the Transaction have been duly authorized by all necessary corporate or other action.

(c)	Assuming the due authorization, execution and delivery by the other Party, this Contract constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

4.2	Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the Completion Date in the terms set forth in Schedule 2 (the “Warranties”).

4.3	Date of Warranty. Each Warranty is made on the date of this Contract, except if specifically provided in the Disclosure Schedule.

4.4	No Implied or Other Warranties.

(a)	The Parties agree and acknowledge that other than the Warranties made by the Seller pursuant to Section 4.1 and Section 4.2 above (and Schedule 2 referenced therein); the Seller is not making any representations or warranties with respect to the matters contemplated by this Contract.

(b)	Without limiting the foregoing, the Purchaser acknowledges and agrees that the Warranties made by the Seller pursuant to Section 4.1 and Section 4.2 above (and Schedule 2 referenced therein) are the sole representations or warranties made with respect to the Company and/or its operations, financial condition, business, assets, capital structure, liabilities and any other matter impacting the Company, and the Purchaser acknowledges and agrees that it is relying solely on such representations and warranties in deciding to enter into this Contract, and expressly waives any rights or remedies with respect to any statement, information, or data made or provided to, or obtained by the Purchaser other than such sole representations and warranties.

(c)	The Parties agree and acknowledge that other than the Warranties made by the Purchaser pursuant to Section 4.1 above, the Purchaser is not making any representations or warranties with respect to the matters contemplated by this Contract, and the Seller expressly waives any rights or remedies with respect to any statement, information, or data made or provided to, or obtained by the Seller other than such sole representations and warranties.

4.5	Specific Disclosure. Disclosure of any matter in a Disclosure Schedule corresponding to a particular Warranty shall, should the existence of such matter or its contents be relevant, as reasonably apparent on its face, to any other Warranty, be deemed to be disclosed for that other Warranty whether or not an explicit cross reference appears.

4.6	Knowledge of Claims. The Warranties are given subject to the matters in respect of any Warranty (a) disclosed in the Disclosure Schedule (including the schedules and appendices thereof) or (b) otherwise “Disclosed”, as such term is defined in Schedule 2 herein.

4.7	Survival. The Warranties shall survive for a period of 18 months from the date hereof (“Survival Period”).

SECTION 5

CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

5.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its directors, equity interest holders, officers, employees, agents or Affiliates (collectively, the “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be.

5.2	Exceptions. The provisions of Section 5.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Contract;

(b)	disclosure by a Party to a Representative or an Affiliate so long as such disclosure is necessary in order for that Party to perform its obligations, or exercise its rights, under this Contract, provided that such Representative or an Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality; or

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Contract.

5.3	Publicity. No Party shall make, and each Party shall cause its respective officers, employees, agents and Affiliates and the respective officers, employees or agents of each such Affiliate to not make, any public announcement or comment regarding this Contract or the transactions contemplated hereby without first consulting with and obtaining the written consent of the other Parties, except to the extent that such announcement or comment is required by law or any regulations governing stock exchanges, pursuant to a court order, by any securities exchange on which securities of such Party or an Affiliate thereof are listed or by any governmental or regulatory body.

SECTION 6

EXPENSES

6.1	Fees and Expenses. All Parties shall bear their own respective expenses incurred in connection with the preparation, execution, negotiation and performance of this Contract and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel and accountants.

SECTION 7

INDEMNIFICATION

7.1	Indemnification. The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, officers, directors, agents and employees (each, a “Purchaser Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, taxes, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Purchaser Indemnified Party in any action between the Seller and the Purchaser Indemnified Party or between the Purchaser Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by the Seller of any Warranty or any other covenant or agreement in this Contract. The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates, officers, directors, agents and employees (each, a “Seller Indemnified Party”) from and against any and all Losses incurred by the Seller Indemnified Party resulting from or arising out of any breach by the Purchaser of any Warranty or any other covenant or agreement in this Contract. Each of the Seller Indemnified Party and the Purchaser Indemnified Party shall be referred to as an “Indemnified Party”.

7.2	Breach of Warranties. The amount of any payment to any Indemnified Party pursuant to Section 7.1 shall be sufficient to make such Indemnified Party whole for any Losses incurred by it resulting from a breach of a Warranty by the relevant indemnifying Party (the “Indemnifying Party”) . In connection with the indemnification obligation of the relevant Indemnifying Party as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses as they are incurred by such Indemnified Party.

7.3	Limitation on Liability. Notwithstanding anything herein:

(a)	In no event shall any Indemnifying Party be liable for any indirect losses or remote, speculative, exemplary, consequential, or punitive damages or damages based on any type of multiple of the Indemnified Party.

(b)	The Seller shall not be liable in respect of any claim for any Losses (or a series of claims arising from substantially similar facts or circumstances) unless and until the amount that would otherwise be recoverable from the Seller (but for this Section 7.3(b)) in respect of any such claim or series of claims arising from substantially similar facts or circumstances in aggregate exceeds US$100,000.

(c)	The Seller shall not be liable in respect of a claim for any Losses unless and until the amount that would be otherwise recoverable from the Seller (but for this Section 7.3(c)) in respect of such claim, when aggregated with any other amount or amounts recoverable from the Seller in respect of other claims (excluding any amounts in respect of a claim for which the Seller has no liability because of Section 7.3(b)), exceeds US$1,000,000. In such an event, the Seller shall be liable for the entire aggregate amount of the Losses and not just the excess.

(d)	For the avoidance of doubt and notwithstanding any other provision in this Contract, in no circumstance shall the aggregate liability of the Seller in respect of all Losses resulting from or arising out of any breach by the Seller of (i) any Warranties set forth in Section 4.1, combined with any breach by the Seller of any Warranties set forth in Schedule 2 exceed 100% of the Purchase Price, and (ii) any Warranties set forth in Schedule 2 exceed 20% of the Purchase Price.

(e)	For the avoidance of doubt and notwithstanding any other provision in this Contract, in no circumstance shall the aggregate liability of the Purchaser in respect of all Losses resulting from or arising out of any breach by the Purchaser of any Warranties set forth in Section 4.1 exceed 100% of the Purchase Price.

(f)	Each Indemnified Party shall procure and ensure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Contract.

(g)	For the avoidance of doubt, any claim for a breach of a Warranty shall be qualified by and subject to any relevant disclosure made in the Disclosure Schedule or otherwise “Disclosed”, as such term is defined in Schedule 2 to against on such Warranties.

(h)	In determining Losses subject to indemnification hereunder, the amount of such Losses shall be calculated taking into account and giving credit against the Losses any insurance proceeds (or other contribution or payment from any third party) actually received by an Indemnified Party (net of any cost and expenses reasonably incurred in receiving such proceeds, contribution or payment and any increase in premium), and the Indemnified Party shall use commercially reasonable efforts to pursue and collect any such insurance proceeds, contribution or other payments. The foregoing sentence shall not oblige any Indemnified Party to procure any insurance policy or to take action which would result in an increase in premiums, a change in coverage or any other adverse change under any insurance policy.

(i)	No Indemnified Party will be entitled to indemnification with respect to any claim made pursuant to this Section 7 for any Losses unless written notice of a possible claim for indemnification with respect to such Losses is given by the Party seeking indemnification to the other Party prior to the expiration of the Survival Period.

7.4	Remedies. The indemnity provision set out in this Section 7 shall be the exclusive remedy for any breach of this Contract, or in connection with the matters contemplated hereby or thereby, except (a) for claims of fraud and (b) that the Parties shall be entitled to specific performance under this Contract. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by a Party by reason of any breach of obligations contained in this Contract by the other Parties and each Party hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8

GENERAL PROVISIONS

8.1	Amendment. This Contract may not be amended, modified or supplemented except by a written instrument executed by both Parties.

8.2	Waiver. No waiver of any provision of this Contract shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.3	Entire Agreement. This Contract, represents the entire understanding and constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

8.4	Severability. Each and every obligation under this Contract shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Contract are unenforceable they shall be deemed to be deleted from this Contract, and any such deletion shall not affect the enforceability of this Contract as remain not so deleted.

8.5	Discrepancy. For governmental filing purposes, the Parties have also entered into a short form equity transfer agreement in Chinese as of the date of this Contract. In the event of any conflict or inconsistency between such short form equity transfer agreement and this Contract, this Contract shall prevail.

8.6	Counterparts. This Contract may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by facsimile or by e-mails, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Except as otherwise specified, this Contract shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

8.7	Assignment. The rights of each Party under this Contract shall not be assignable by such Party without the written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

8.8	Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by each Party to the other Party shall be in writing and delivered by hand delivery or courier; prepaid registered letter sent by first class mail (express courier if to an address in a country other than the country in which the sender is situated), return receipt request or facsimile to the applicable Party at the address or facsimile number stated below:

if to Seller:

Attn: Corporate Counsel, Legal Department

Address: 29/F., Three Pacific Place, No.1

Queen’s Road East, Wanchai, Hong Kong

Telephone: +852 2179 5122 Ext: 68805

Fax No.: +852 2520 1148

E-mail: richardpu@tencent.com.hk

Facsimile: +86 755 8601 3090 Ext: 82238

with a copy to:

Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen, 518057, P.R. China Attn: General Counsel Facsimile: +86 755 8601 3090 Ext: 82238

If to Purchaser:	Attention: Carol Yu Add: Level 18, Sohu.com Media Plaza Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, China Facsimile No.: +86 10 6272 6988 Email: carol@sohu-inc.com with a copy to: Goulston & Storrs PC 400 Atlantic Avenue Boston, MA 02110 Attention: Timothy B. Bancroft Facsimile No.: +1-617-574-7568

or, as to each Party, at such other address or number as shall be designated by such Party in a notice to the other Party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section.

8.9	Time of Delivery. Any Notice delivered:

(a)	by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)	by email shall be deemed to have been delivered upon confirmation of delivery;

(c)	by prepaid express courier shall be deemed to have been delivered upon delivery by the courier; and

(d)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

8.10	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)	in the case of delivery by email, to prove that the transmission was confirmed as sent by the originating email account to the email address of the recipient, on the date specified; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 9

GOVERNING LAW AND DISPUTE RESOLUTION

9.1	Governing Law. The execution, validity and performance of and resolution of disputes under this Contract shall be governed by the officially published and publicly available laws of the PRC. When the officially published and publicly available laws of the PRC do not cover a certain matter, international legal principles and practices shall apply.

9.2	Dispute Resolution. Any Dispute shall be first resolved through friendly consultation among the Parties. If such consultation fails, each Party may submit the Dispute to Shanghai Arbitration Committee in Shanghai, the PRC.

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IN WITNESS WHEREOF, the Parties have executed this Contract as of the date first written above.

Shenzhen Tencent Computer Systems Co., Ltd.

By:
Name:
Title:

Beijing Sogou Information Services Co., Ltd.

By:
Name:
Title:

SCHEDULE 1

DETAILS OF THE COMPANY

Chinese Name:	深圳市世纪光速信息技术有限公司

English Name:	Shenzhen Shi Ji Guang Su Information Technology Co., Ltd.

Registration No:	440301107892067

Registered with:	Shenzhen Municipal Market Supervision and Administration Bureau

License No.:	N/A

Enterprise Identity:	Limited liability company (wholly owned by another legal person)

Date of Incorporation:	September 4, 2013

Place of Incorporation:	PRC

Registered Office:	Floors 5 - 10, Fiyta Building, Gao Xin Nan Yi St, High-tech Park, Nanshan District, Shenzhen, the PRC

Registered Capital:	RMB20,000,000

Paid-in Capital:	RMB20,000,000

Shareholders (Promoter):	Shenzhen Tencent Computer System Co., Ltd.

Term of Operation:	20 years

Scope of Business:	Design of computer software and hardware, development and sale of technologies, database and computer network technology service, import and export of goods and technologies, and engaging in advertising business

Legal Representative:	YAO Xing

Outstanding Charges:	NIL

Subsidiaries (and percentage of shareholding):	NIL

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Part A - Definitions

In this Schedule 2, capitalized terms not otherwise defined have the meanings set forth in this Contract, and the following terms have the meanings specified:

“Accounts” means the unaudited consolidated balance sheet of the Company as of the date of the Closing.

“Accounts Receivable” means all accounts or notes receivable held by the Company and any security, claim, remedy or other right related to any of the foregoing.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including without limitation all rights in respect of Contracts, all Intellectual Property, Equipment, but excluding rights in respect of real property.

“Asset Contribution and Licensing Agreement” means an Asset Contribution and Licensing Agreement entered into by Seller and the Company on the date hereof, as amended from time to time.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, which are currently subsisting and effective and which have not been terminated or completed.

“Disclosed” means, in respect of any Warranty, disclosed in: (i) the Disclosure Schedule (including the schedules and appendices thereof), (ii) the public filings on the website of HKEx news, the disclosure site of the Stock Exchange of Hong Kong Limited, or (iii) all matters disclosed on the investor relations section of Tencent Holdings Limited.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and other tangible assets.

“Government Approval” means any approval, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Government Entity” means any government (foreign or domestic) or any department, agency or instrumentality thereof, including any entity or enterprise owned or Controlled by a government, or a public international organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Intellectual Property” means all letters patent, trademarks, service marks, registered designs, domain names and utility models, copyrights, inventions, Know-how, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Know-how” means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information relating thereto.

“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the Accounts.

“Material Adverse Effect” affecting a person, means any effect that is materially adverse to the business, conditions (financial or otherwise), prospects, properties or assets of such person.

“Material Contracts” means (1) contracts between the Company or its Affiliates and the largest search traffic supplier of the Tencent “Soso” business and (2) contracts between the Company or its Affiliates and the top 5 nationwide online advertising sales agents of the Tencent “Soso” business.

“Newco Assets” means the assets owned by the Company on the date hereof.

“Principal Business” means the business of the Company, being an investment holding company.

“Pro Forma Financial Information” means the assets and liabilities of the Company as of the Pro Forma Accounts Date, and the pro-forma statements of income for the six months ended 30 June 2013 and year ended 31 December 2012

“Pro Forma Accounts Date” means 31 August 2013.

“Proceedings” means any claim, suit, action, arbitration, mediation, investigation, legal action, litigation, prosecution or other legal or administrative proceeding;

“Related Party” means (a) any shareholder of the Seller or the Company or any Subsidiary thereof, (b) any director of the Seller or the Company or any Subsidiary of the Seller or the Company, (c) any officer of the Seller or the Company or any Subsidiary of the Seller or the Company, (d) any Relative of a shareholder, director or officer of the Seller or the Company or any Subsidiary of the Seller or the Company, (e) any Person in which any shareholder or any director of any the Seller or the Company or any Subsidiary of the Seller or the Company has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (f) any other Affiliate of the Seller or the Company or any Subsidiary of the Seller or the Company.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital. For the avoidance of the doubt, a variable interest entity Controlled by another entity shall be deemed a Subsidiary of that other entity.

“Tax” means any and all applicable tax and taxes (including any value added tax or sales tax, business tax, income tax, stamp or other duty, levy, impost, charge, fee, deduction, or withholding of any nature) imposed, levied, collected or assessed by any Government Entity in the PRC or elsewhere and includes any penalties for late or non-payment of such tax or taxes.

“Tax Return” means all China returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including any related or supporting information or schedule attached thereto) required to be filed (including electronically) with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

“Taxing Authority” means any Government Entity responsible for or having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Warrantor(s)’ Knowledge” means the actual knowledge of Ms. Sheila Liang, Assistant General Counsel of the parent company of the Seller, after reasonable enquiry, as of the date of this Contract.

Part 2 - Warranties and Representations

Corporate Existence and Due Authorization

1.	As of the date of its incorporation and as of the Completion Date, the Seller is the legal and beneficial owner of 100% of the total issued and outstanding registered capital of the Company on a fully diluted basis. The Company has been duly incorporated, is validly existing and is in good standing under applicable law, its registered capital has been fully paid, and it has full power, authority and legal right to own its assets and carry on its business as set out in its respective business licenses, except where the failure to have such power and authority would not be material. Upon Completion, Sogou Information will acquire unencumbered title over the entire equity interest in the Company, free and clear of all Encumbrances.

2.	The Company has not stopped or suspended paying its debts as they fall due, is not in and is not about to enter into receivership, liquidation or any voluntary arrangement or compromise or other arrangement with its creditors in the context of impending receivership or liquidation and, to the Warrantor(s)’ Knowledge, no petition has been presented for the winding up of the Company and there are no grounds on which such a petition could be based.

3.	Schedule 1 sets out a true, complete and correct description of the share capital and ownership of the Company as of the date of this Contract and immediately before Completion. The ownership in the Company is at the date of this Contract and will be immediately before and after Completion free and clear from all Encumbrances. The Company does not have any direct or indirect equity interest in any other entity as of the date of this Contract and immediately before and after Completion.

4.	Except for the Newco Assets, the Company has never owned and does not own any direct or indirect interest in any Person and does not own, and has never owned, any other assets (including real property).

5.	From the date of its incorporation, the Company has been, and has remained, a holding company with the sole purpose and function to hold the Newco Assets. The Company has never conducted any trade, operations or business activity other than holding the Newco Assets. The details of the Company set in Schedule 1 are true and accurate.

6.	The Company does not own any real property and is not a party to any lease, whether as lessor or lessee or otherwise.

7.	The Company does not currently have, and has never employed, any employees.

8.	The Company does not have any indebtedness or liabilities of any nature whatsoever (other than payables incurred in the ordinary course of business), actual or contingent, and whether or not of a nature required to be disclosed in any financial statements. The Company has not guaranteed any indebtedness of any other Person.

9.	Save for the Business Collaboration Agreements and the Asset Contribution and Licensing Agreement, the Company is not party to, or bound by, any contract, agreement, undertaking or commitment.

10.	There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding or any litigation against the Company or any assets owned or to be owned by the Company under the Assets Contribution and Licensing Agreement.

11.	There are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from the Company of any equity interest in the registered capital of the Company or any securities convertible into or ultimately exchangeable or exercisable for any equity interest in the registered capital of the Company, and (b) no equity interest in the equity capital or registered capital of the Company, or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of the Company, its Affiliate or any other Person), pursuant to any agreement or commitment of the Company, its Affiliate or any other Person. There are no agreements outstanding which grant the right to any person to require the creation of any Encumbrance over any part of the equity interest of the Company.

12.	The execution, delivery and performance of this Contract, the Asset Contribution and Licensing Agreement and the Business Collaboration Agreements by the Seller will not:

(a)	violate any provision of the organizational documents of the Seller;

(b)	except as contemplated by this Contract, require the Seller or the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other third party pursuant to any agreement to which the Seller or the Company is a party or by which the Seller or the Company is bound, except for any consent, approval, action, filing, or notice the failure to so obtain would not (i) prevent or delay the ability of the Seller to consummate the Transaction and (ii) have any Material Adverse Effect on the Company or the Newco Assets;

(c)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which the Seller or the Company is a party or by which the Seller or the Company is bound (except for any breach or violation which (i) would not prevent or delay the ability of the Seller to consummate the Transaction and (ii) would not have any Material Adverse Effect on the Company or the Newco Assets); or

(d)	violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Seller or the Company, except for any law, rule, regulation, order, writ, injunction or decree, approval, action, filing, or notice the failure to so obtain (i) would not prevent or delay the ability of the Seller to consummate the Transaction and (ii) would not have any Material Adverse Effect on the Company or the Newco Assets.

13.	No Proceedings are pending or, to the Warrantor(s)’ Knowledge, threatened against the Seller on the date of this Contract that may challenge, prevent, delay or otherwise interfere with, the consummation of the transactions contemplated hereunder.

14.	The Company has complied with all relevant corporate or other procedures which are required under the laws of the relevant jurisdiction for the purposes of maintaining a corporate or other entity in such relevant jurisdiction, including without limitation, the submission of all necessary filings and notices to any Government Authorities, except where the failure to comply would not be material.

15.	All available registers of members and the minute books of directors’ and members’ meetings of the Company up to and including the date hereof are up to date, and contain true and accurate records in all material respects of all matters required to be dealt with therein and under the laws of the relevant jurisdiction.

Equity Securities and Structure

16.	Upon Completion there will not be any authorized or outstanding Equity Securities of the Company except those shares as set out in Schedule 1.

17.	All presently outstanding Equity Securities of the Company have been duly and validly issued in compliance with all applicable laws. All Equity Securities of the Company are free and clear of all Encumbrances. There are no (i) resolutions pending to increase the share capital of the Company or cause the liquidation, winding up, or dissolution of the Company or (ii) dividends which have accrued or been declared but are unpaid by the Company.

18.	No Contracts relating to the Company’s Equity Securities provide for acceleration of vesting or lapse of a repurchase right or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement, grant, repricing or any other means.

Pro Forma Financial Statements

19.	The Pro Forma Financial Information was prepared in accordance with the books of account and other financial records of the Company and its Affiliates, and in the opinion of the Company, present fairly in all material respects the state of affairs of the transferred business and its assets and liabilities as at the Pro Forma Accounts Date.

Assets and Properties

20.	The Company or, as applicable, the Seller or such other Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement has good and marketable title, free and clear of all Encumbrances, to all of the Newco Assets and all of the Newco Assets that are reflected as owned by the Company on the Accounts of the Company. None of the Newco Assets are affected by, or are the subject of, any disputes, except for any disputes which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Contracts and Transactions

21.	Each Material Contract of the Company is valid and binding on the Company or, as applicable, any Person that will transfer such Material Contract, to the Company pursuant to the Asset Contribution and Licensing Agreement and, to the Warrantor(s)’ Knowledge, on the other party or parties thereto, and has been duly authorized, executed and delivered by the Company or the Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement, and is enforceable against such applicable Person, and by each other party thereto and constitutes the valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms, except, in each such case, where such enforceability may be limited by applicable bankruptcy, insolvency reorganization, moratorium or similar laws affecting creditors’ rights generally. As of the date of this Contract, with respect to the Material Contracts, none of the Company and the Persons that will transfer any such Contracts to the Company pursuant to the Asset Contribution and Licensing Agreement has received notice of any uncured or unwaived material default by the Company or such Person or, to the Warrantor(s)’ Knowledge, by any other party or parties thereto.

22.	The Company is not in the course of negotiating any Contract, and no other Person is in the course of negotiating any Contract that will be transferred to the Company pursuant to the Asset Contribution and Licensing Agreement. the Company is not a party to any contract made orally that would be a Material Contract or that is otherwise material to the Company, and no other Person is a party to any contract that will be transferred to the Company pursuant to the Asset Contribution and Licensing Agreement that was made orally that would be a Contract or that will otherwise be material to the Company.

23.	None of the Material Contracts to which the Company is a party or by which it is bound, or that will be transferred to the Company pursuant to the Asset Contribution and Licensing Agreement or by which the Company will be bound contains any provisions whereby the execution and/or performance of this Contract and/or a change in the ownership, control or management of the Company will cause a termination or a default under such Contract.

24.	Except as contemplated under this Contract, the Business Collaboration Agreements and the Asset Contribution and Licensing Agreement, there are no Contracts, understandings, transactions or proposed transactions between the Company, on the one hand, and any Related Party of the Company, on the other hand. No Related Party of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any such Related Party.

25.	The Company has not retained and, to the Warrantor(s)’ Knowledge, no other Person has retained on behalf of the Company, any investment banker, broker, or finder and there are no fees or charges due or payable to third parties in connection with the Transaction.

26.	To the Warrantor(s)’ Knowledge, the Company has carried on its business in compliance with all applicable laws and regulations in the relevant jurisdictions in all material respects. To the Warrantor(s)’ Knowledge, there are no pending or on-going inquiries or investigations by any Governmental Authority in respect of the Company or the Newco Assets which may have material effect on the Company or the Newco Assets, and no such inquiry or investigations have been threatened.

27.	There are no Contracts which restrict the ability of the Company or the owner of any Newco Assets to conduct any type of business anywhere in the world.

Licenses and Compliance with laws

28.	The Company has obtained all licenses, approvals, permits, consents and registrations necessary for the carrying on of its business as currently conducted or as contemplated to be conducted following the Transaction (including the applicable Governmental Authority covering the franchise areas in which the Company operates or will operate Internet search engine services) except where the failure to obtain such licenses, approvals, permits, consents or registrations would not have a Material Adverse Effect on the Company. True and accurate copies of all material licenses of the Company have been made available for inspection and all such material licenses are in full force and effect.

29.	No approval from any Governmental Authority is required on the part of the Company or any Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement on or prior to Completion with its valid execution, delivery or performance of this Contract, the Asset Contribution and Licensing Agreement and the Business Collaboration Agreements (only to the extent the Company or such other Person is a party to such document).

30.	The Company has obtained any and all Government Approvals required to be obtained on or prior to the Completion or required to be obtained in order for the Company to conduct its business as contemplated to be conducted following the consummation of the transactions contemplated by this Contract and has fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary in respect of the Company and its operations. All such filings and registrations with applicable Governmental Authorities required in respect of the Company, including but not limited to the registrations with the following Governmental Authorities of the PRC: the Ministry of Commerce (or any predecessors), the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, the Ministry of Industry and Information Technology, the Ministry of Culture, the General Administration for Press and Publication, the State Administration for Radio, Film and Television, tax bureau, customs authorities and the local counterparts of each of such Governmental Authorities, as applicable, have been duly completed in accordance with applicable laws. The Company has not received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Government Approval issued to it or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the Company. The Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in material compliance with all relevant laws and Governmental Orders. The Company has no reason to believe that any authorization of any Governmental Authority, license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

31.	The Company has obtained all material certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under PRC laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it and as contemplated to be conducted by it following the consummation of the transactions contemplated by this Contract, and believes it can obtain, without undue burden or expense, any such Foreign Exchange Authorization for the conduct of other foreign exchange transactions as planned to be conducted. All existing Foreign Exchange Authorizations held by the Company are valid, and the Company is not in default under any such Foreign Exchange Authorization.

32.	The Company has been and is in compliance with all Governmental Orders (including without limitation all laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions) in all material respects that are applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets or properties.

Intellectual Property Rights

33.	The Company owns or has the right to use, or will own or have the right to use (“Intellectual Property Rights”), all patents, domain names, copyrights, trademarks, designs, business names or other registrable or unregistrable intellectual property rights used in connection with its business or to be acquired under the Asset Contribution and Licensing Agreement (the “Intellectual Property”). The Company has all Intellectual Property Rights required for its business as currently conducted and as contemplated to be conducted.

34.	None of the Intellectual Property of the Company has been wrongfully or unlawfully acquired by it or any Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement.

35.	True and accurate copies of all licenses granted to or by the Company and any Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement in respect of any Intellectual Property Rights (the “IP Licenses”) have been provided by the Warrantor(s) to the other Parties. Except as provided in the IP Licenses, The Company is not obligated to pay any royalties or other payments to any Person in respect of Intellectual Property used by the Company. The Company is not in breach of any IP License or of any agreement under which any confidential business information was or is to be made available to it, nor will the consummation of the transactions contemplated hereby result in any such breach.

36.	All Intellectual Property Rights owned by the Company are vested in or validly granted to the Company and except as Disclosed in relation to paragraph 35 above are not subject to any limit as to time or any other limitation, right of termination (including on any change in the underlying ownership or control of the Company) or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

37.	Save for this Contract, the Business Collaboration Agreements and the Asset Contribution and Licensing Agreement, the Company is not a party to any confidentiality or other agreement or subject to any duty which restricts the free use or disclosure, or requires disclosure, of business information owned by or required for its business.

38.	Save for the Business Collaboration Agreements and the Asset Contribution and Licensing Agreement, neither the Company nor any Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement has granted, nor is the Company obliged to grant, any license, sub-license or assignment in respect of any Intellectual Property owned or otherwise required for the Company’s business, nor have they disclosed or are they obliged to disclose any Know-how required for the Company’s business to any Person, other than the Company’s employees for the purpose of carrying on the Company’s business. There are no restrictions on the right of the Company to license or sub-license any Intellectual Property owned by it.

39.	(a) To the Warrantor(s)’ Knowledge, there has been no actual or alleged material infringement of any Intellectual Property Rights of or by the Company or any Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement; and (b) the Company’s Intellectual Property, and the validity or subsistence of the Company’s right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and has not during the period of one year prior to Completion been the subject of any material challenge, claim or proceeding, and there are no facts or matters which might give rise to any such challenge, claim or proceedings.

40.	The Company and any Person that will transfer any Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement have taken all reasonable steps open to them to preserve the Company’s Intellectual Property. All renewal fees regarding the Company’s Intellectual Property due on or before Completion have been paid in full, except where the failure to pay such fees is not material.

41.	To the Warrantor(s)’ Knowledge, the carrying on of the Company’s business or businesses as presently constituted or as presently contemplated to be constituted does not and will not, save as set forth in the Disclosure Schedule, require any licenses or consents from, or the making of royalty or similar payments to, any third party in relation to such third parties’ Intellectual Property. To the Warrantor(s)’ Knowledge, the Company does not use or need to use any processes, and is not engaged in any activities which infringe any Intellectual Property, belonging to any third party. To the Warrantor(s)’ Knowledge, the Company has not since the date of its incorporation used any Intellectual Property in a manner which has materially infringed or infringes the Intellectual Property rights of a third party.

42.	The Company does not have any applications to register any Intellectual Property which are not being pursued with all reasonable due diligence and speed.

43.	All employees of the Company, the Seller and such other Person that will transfer any employees to the Company pursuant to the Asset Contribution and Licensing Agreement who have or who have had access to the Intellectual Property have entered into a standard confidentiality and non-competition agreement, and, to the Warrantor(s)’ Knowledge, none of these employees are in breach of such agreements.

Litigation

44.	The Company and the Newco Assets are not involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any Proceedings before any tribunal and no such Proceedings are threatened in writing or pending, except for matters that are not material to the Company or the Newco Assets.

45.	There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against the Company or the Newco Assets and no distress, execution or process has been levied on any part of their business or assets.

Indebtedness

46.	Details of the Company’s indebtedness (other than payables incurred in the ordinary course of business) as at the end of the calendar month preceding the date of this Contract are set out in the Disclosure Schedule.

Taxation

47.	The Company has on a timely basis made all material returns for taxation purposes which it is obliged to make, and all such returns and other information supplied to the relevant tax authority in the relevant jurisdiction are true, accurate and complete in all material respects and have been prepared in accordance with all applicable laws.

48.	There are no outstanding claims or assessments (including penalty or interest claims) in respect of taxation against the Company or any of the Newco Assets, except for claims or assessments which, individually or in the aggregate, would not be material.

49.	The Company is not subject to any dispute with the relevant tax authority of any jurisdiction, except for disputes which, individually or in the aggregate, would not be material.

50.	The Company and each of its Affiliates that will transfer Newco Assets to the Company pursuant to the Asset Contribution and Licensing Agreement has paid all taxes for which it is liable from the date of its incorporation onwards on the relevant due dates, except for taxes as to which failure to pay would not, individually or in the aggregate, reasonably be likely to have a material effect or as would not have any Material Adverse Effect on the Company or the Newco Assets or the transfer thereof pursuant to this Contract.